                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                   FORM 8-K/A


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported) : November 7, 1995 (October 23, 1995)
                                                    ------------------------------------



                              DeVlieg-Bullard, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                         0-18198                62-1270573
-------------------------------        -----------          -------------------
(State or other jurisdiction of        (Commission           (I.R.S. Employer
incorporation or organization)         File Number)         Identification No.)


             One Gorham Island, Westport, CT                      06880
         ----------------------------------------              ----------
         (Address of principal executive offices)              (Zip Code)

                                  203-221-8201
               ---------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OF ASSETS AND REFINANCING OF DEBT

On October 23, 1995, DeVlieg-Bullard, Inc. (the "Company"), in accordance with the terms of the Stock Purchase Agreement among Acme-Cleveland Corporation, AC Intermediate Company and DeVlieg-Bullard, Inc., consummated the acquisition (the "Acquisition") of all of the outstanding stock of The National Acme Company, an Ohio corporation ("National Acme"). Immediately following the consummation of the Acquisition, National Acme was merged with and into the Company, with the Company as the surviving corporation.

The consideration for the Acquisition consisted of $8.1 million for the outstanding stock of National Acme and $900,000 in consideration for a noncompetition agreement. The purchase price is subject to adjustment based on the net worth (as defined) of National Acme at the closing based on an audited balance sheet of National Acme on that date. The Company accrued $1.5 million for the purchase price adjustment (allocated $1.0 million to the non-compete agreement, with the balance to intangible assets).

The Acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the estimated fair market value of net assets acquired based on information available at the time of acquisition. Such amounts may change as additional information becomes available. The excess purchase price over net assets acquired of $15,545,000 will be amortized on a straight line basis over thirty years. The non-compete agreement of $1.9 million will be amortized on a straight line basis over five years. Liabilities of $42,638,000 were assumed in connection with the Acquisition, primarily for postretirement medical benefits ($24,887,000) and pension benefits ($10,795,000).

In conjunction with the Acquisition, the Company refinanced (the "Refinancing") its senior credit facility pursuant to a Financing and Security Agreement dated October 23, 1995, between the Company and The CIT Group/Business Credit, Inc. (the "Agreement") in the amount of $30 million. The Agreement is secured by all of the Company's assets. Under the terms of the Agreement, the Company is required to comply with various operational and financial covenants, as defined, including (i) minimum net worth, (ii) interest coverage ratio, (iii) liabilities to net worth ratio, (iv) current ratio, (v) fixed charge coverage ratio and (vi) minimum earnings levels, as defined. In addition, the Agreement places limitations on the Company's ability to make capital expenditures and to pay dividends.

The Agreement consists of a $25 million Revolving Credit Agreement and a $5 million Term Loan. The Revolving Credit Agreement matures on October 23, 1998, subject to renewal by agreement of the parties. Amounts available under the Revolving Credit Agreement are based upon a formula related to the Company's eligible accounts receivable and inventories. Interest on outstanding balances is payable monthly in arrears. Interest rates are based on the prime rate or alternative rates based on LIBOR. A line of credit fee of 0.25% per annum is payable monthly on the difference between the Revolving Line of Credit and the average Revolving Loan balance. The Agreement also provides for a $300,000 loan facility fee paid at closing and collateral management fee of $50,000 per year, payable at the date of closing and annually thereafter. There are early termination fees should the Company terminate the Agreement prior to its third anniversary.

The Term Loan is payable in 35 equal installments of $85,714.30, with a payment in the 36th month of $2 million. Interest on the Term Loan is payable monthly. Interest rates are based on the prime rate or alternative rates based on LIBOR.

Borrowings of $23.9 million under the Agreement were incurred at the closing to retire the existing senior credit facility and to finance the Acquisition. The Company anticipates approximately $1 million in financing costs will be incurred related to the Refinancing, legal and other related acquisition costs. Costs related to the Refinancing will be capitalized and amortized over the life of the related debt.

Comsummation of the Acquisition and the Refinancing required the consent of the holders of the Company's $12 million principal amount of subordinated debt (the "Subordinated Debt"), pursuant to the terms of the Investment Agreement dated May 25, 1994, (the "Investment Agreement") among Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II (collectively "Allied"), PNC Capital Corp. ("PNC") and Banc One Capital Partners Corporation ("Banc One"). Due to the inability of the Company to obtain the consent of Allied on mutually agreeable terms, Charles E. Bradley and John G. Poole, directors and significant shareholders of the Company, loaned the Company $2.5 million and $1.5 million, respectively, pursuant to the terms of Junior Subordinated Debentures (the "Junior Subordinated Debt"), to repay the principal owed to Allied. Interest on the Junior Subordinated Debt accrues at a rate of 14.5% per annum, with interest payable at 11% per annum on a quarterly basis. The Junior Subordinated Debt matures on June 30, 2001, or 30 days after the Subordinated Debt is paid in full. The Junior Subordinated Debt is subject to the terms and provisions of the Investment Agreement between the Company and certain other parties dated May 25, 1994, as amended by the First Amendment to the Investment Agreement dated October 23, 1995 (the "First Amendment").

In connection with the repayment of Allied, Allied returned to the Company Class A Warrants representing the right to acquire 83,333 shares of the Company's common stock. In connection with the issuance of the Junior Subordinated Debt, the Company issued Class A Warrants to Messrs. Bradley and Poole on the same terms as those returned by Allied representing the right to purchase 52,083 and 31,250 shares of the Company's common stock, respectively.

In connection with the Refinancing, the holders of the Subordinated Debt agreed to release their security interest in the Company's assets. CPS Holdings, Inc., a Delaware corporation, pledged 600,000 shares of the common stock of Consumer Portfolio Services, Inc., a Delaware corporation, to secure the Subordinated Debt. Mr. Bradley is the President and a director and beneficially owns approximately 34% of the outstanding common stock of CPS Holdings, Inc. and is the Chairman of the Board and beneficially owns approximately 5% of the outstanding common stock of Consumer Portfolio Services, Inc. Mr. Poole is a director, Vice President and Secretary of CPS Holdings, Inc. Pursuant to the terms of a Credit Support Agreement dated October 23, 1995, between the Company and CPS Holdings, Inc. the Company agreed to pay CPS Holdings, Inc. $90,000 annually for so long as the pledge is in effect, payable in monthly installments of $7,500.

Pursuant to the terms of the First Amendment, the Company issued Class A Stock Purchase Warrants to acquire 500,000 shares of the Company's common stock ("Class A Warrants") and Class C Stock Purchase Warrants to acquire 750,000 shares of the Company's common stock, subject to adjustment in certain circumstances ("Class C Warrants") to PNC, Banc One, Bradley and Poole, pro rata based on the principal amount of the Subordinated Debt and Junior Subordinated Debt held by such parties. The exercise price of the Class A and Class C Warrants is $0.01 per share. The Class A Warrants may be exercised at any time in whole or in part from and after October 23, 1997, and shall expire the later of three years from the date of final payment on the Subordinated Debt or May 25, 2004. The Class C Warrants may be exercised at any time after October 31, 1998, subject to earlier exercise upon a sale of the Company, and expire on the later of three years after the payment of the Subordinated Debt or October 31, 2005. The number of shares of the Company's common stock which the holders of the Class

C Warrants have the right to acquire may be reduced based on the Company attaining earnings levels, as defined in the First Amendment.

In accordance with the Company's policy on transactions with affiliated parties, the foregoing transactions with Messrs. Bradley and Poole and their affiliates were approved by the disinterested members of the Company's Board of Directors and were deemed to be fair to the Company and on terms no less favorable than those which would be obtained from an unafilliated party.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)     FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

        Report of Independent Auditors

        Consolidated Balance Sheets of The National Acme Company and Subsidiary as of July 31, 1995 and September 30, 1994.

        Statements of Consolidated Operations and Accumulated Deficit of The National Acme Company and Subsidiary for the ten months ended July 31, 1995 and the years ended September 30, 1994 and 1993.

        Statements of Consolidated Cash Flows of The National Acme Company and Subsidiary for the ten months ended July 31, 1995 and the years ended September 30, 1994 and 1993.

        Notes to Consolidated Financial Statements.


                                                                Item 7(A)

                                        Consolidated Financial Statements


                                        THE NATIONAL ACME COMPANY
                                        AND SUBSIDIARY



                                        July 31, 1995






                                                       (LOGO ERNST & YOUNG LLP)

(LETTERHEAD ERNST & YOUNG LLP)                       1300 Huntington Building
                                                     925 Euclid Avenue
                                                     Cleveland, Ohio 44115-1405

                         Report of Independent Auditors



To the Board of Directors
The National Acme Company


We have audited the accompanying consolidated balance sheets of The National Acme Company (a second tier subsidiary of Acme-Cleveland Corporation) and Subsidiary as of July 31, 1995 and September 30, 1994, and the related statements of consolidated operations and accumulated deficit, and cash flows for the ten months ended July 31, 1995 and the years ended September 30, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The National Acme Company and Subsidiary at July 31, 1995 and September 30, 1994, and the results of their operations and their cash flows for the ten months ended July 31, 1995 and the years ended September 30, 1994 and 1993, in conformity with generally accepted accounting principles.

As discussed in Notes C and F to the consolidated financial statements, effective October 1, 1993, the Company changed its method of accounting for income taxes, postemployment benefits, and postretirement benefits other than pensions.


                                                           /s/ ERNST & YOUNG LLP

August 25, 1995

                  The National Acme Company and Subsidiary

                          Consolidated Balance Sheets


                                                                       JULY 31         SEPTEMBER 30
                                                                         1995              1994
                                                                  ---------------------------------
                                                                             (In Thousands)
ASSETS
Current assets:
  Cash and cash equivalents                                           $    2,663        $   8,232
  Trade receivables less allowances of $51 and $50,
    respectively                                                           4,993            4,976
  Inventories:
    Finished goods                                                         3,107            2,009
    Work-in-process                                                        2,252            1,046
    Raw materials                                                            138               86
                                                                  ---------------------------------
Total inventories                                                          5,497            3,141
  Receivable (payable) from affiliates                                     4,099             (652)
  Other current assets                                                        77               26
                                                                  ---------------------------------
Total current assets                                                      17,329           15,723

Property, plant and equipment--at cost:
  Land                                                                       301              301
  Buildings                                                                6,603            6,584
  Machinery and equipment                                                 14,789           14,659
                                                                  ---------------------------------
                                                                          21,693           21,544
  Less accumulated depreciation                                           19,376           19,076
                                                                  ---------------------------------
Net property, plant and equipment                                          2,317            2,468

Deferred income taxes                                                         45                0
Other assets                                                                 788              838
                                                                  ---------------------------------

TOTAL ASSETS                                                          $   20,479        $  19,029
                                                                  =================================

                                                                       JULY 31         SEPTEMBER 30
                                                                         1995              1994
                                                                  -----------------------------------
                                                                             (In Thousands)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt                                     $      340        $     340
  Accounts payable                                                           2,099            1,418
  Other accrued expenses                                                     1,943            1,783
  Accrued compensation and hospitalization                                   3,482            3,005
  Postemployment benefits other than pensions                                2,145            3,036
  Other accrued taxes                                                          941              657
  Advance payments                                                           1,007            1,393
  Income taxes payable                                                          45                0
                                                                  -----------------------------------
Total current liabilities                                                   12,002           11,632

Long-term debt                                                                 365              365

Postemployment benefits other than pensions                                 24,510           24,867
Unfunded pension costs and other long-term liabilities                       6,757            7,346

Shareholder's equity:
  Common stock, par value $1 per share,
    750 shares authorized, 100 shares issued and
    outstanding                                                                  0                0
  Other capital                                                             65,552           65,552
  Pension adjustment                                                        (6,058)          (6,283)
  Accumulated deficit                                                      (82,649)         (84,450)
                                                                  -----------------------------------
Total shareholder's equity                                                 (23,155)         (25,181)
                                                                  -----------------------------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                              $   20,479        $  19,029
                                                                  ===================================


See notes to consolidated financial statements.

                    The National Acme Company and Subsidiary

         Statements of Consolidated Operations and Accumulated Deficit

                                                             10 MONTHS         YEAR ENDED        YEAR ENDED
                                                               ENDED          SEPTEMBER 30,     SEPTEMBER 30,
                                                           JULY 31, 1995          1994              1993
                                                        -------------------------------------------------------
                                                                             (In Thousands)
Net sales                                                   $    30,675         $   30,668       $    27,289
Cost of products sold                                           (22,185)           (23,825)          (22,155)
                                                        -------------------------------------------------------
Gross profit                                                      8,490              6,843             5,134
Selling, general and administrative expense                      (6,288)            (6,741)           (6,449)
                                                        -------------------------------------------------------
Earnings (loss) from operations                                   2,202                102            (1,315)

Other income (expense):
  Interest income                                                   413                365               495
  Interest expense                                                  (42)               (79)              (95)
  Other income                                                      220                221                89
  Other expense                                                     (92)                (9)             (431)
                                                        -------------------------------------------------------
Earnings (loss) before income taxes and cumulative
  effect of accounting changes                                    2,701                600            (1,257)
Income taxes                                                          0                  0                 0
                                                        -------------------------------------------------------
Earnings (loss) before cumulative effect of
  accounting changes                                              2,701                600            (1,257)

Cumulative effect of accounting changes                               0            (24,462)                0
                                                        -------------------------------------------------------
Net earnings (loss)                                               2,701            (23,862)           (1,257)
Accumulated deficit, beginning of period                        (84,450)           (59,772)          (57,699)
Dividends paid/declared to parent                                  (900)              (816)             (816)
                                                        -------------------------------------------------------

ACCUMULATED DEFICIT, END OF PERIOD                          $   (82,649)        $  (84,450)      $   (59,772)
                                                        =======================================================


See notes to consolidated financial statements.

                   The National Acme Company and Subsidiary

                    Statements of Consolidated Cash Flows

                                                                10 MONTHS        YEAR ENDED        YEAR ENDED
                                                                  ENDED         SEPTEMBER 30,     SEPTEMBER 30,
                                                              JULY 31, 1995         1994              1993
                                                            -----------------------------------------------------
OPERATING ACTIVITIES
Net earnings (loss) before cumulative effect
  of accounting changes                                         $   2,701         $     600         $  (1,257)
Adjustments to reconcile net earnings (loss)
  to cash provided by operating activities for
  non-cash items:
    Depreciation                                                      300               365               471
    Deferred income tax credits                                       (45)                0                 0
    Gain on sale of property, plant and equipment                       0                 1                11
                                                            -----------------------------------------------------
Cash provided (used) by earnings and non-cash
  items                                                             2,956               966              (775)
Changes in assets and liabilities:
  Increase in trade receivables                                       (17)             (143)           (1,007)
  Increase in inventories                                          (2,356)             (867)              (61)
  Increase in accounts payable                                        681               159               287
  Increase in accrued compensation and
    hospitalization                                                   477                78               582
  Increase (decrease) in other accrued taxes                          284                24               (76)
  Increase in income taxes payable                                     45                 0                 0
  Increase (decrease) in postemployment
  benefits other than pensions                                     (1,248)              140                 0
  Decrease in unfunded pension costs                                 (322)             (294)              (46)
  (Increase) decrease in receivable from
    affiliates                                                     (4,976)            1,010             9,142
  Other, net                                                         (269)              594            (1,862)
                                                            -----------------------------------------------------
Cash (used) provided by operating activities                       (4,745)            1,667             6,184

INVESTING ACTIVITY
Capital expenditures                                                 (149)             (226)             (100)

FINANCING ACTIVITIES
Principal payment on long-term debt                                     0              (315)             (295)
Dividends paid to parent                                             (675)             (816)             (816)
                                                            -----------------------------------------------------
Cash used by financing activities                                    (675)           (1,131)           (1,111)
                                                            -----------------------------------------------------
(Decrease) increase in cash and cash equivalents                   (5,569)              310             4,973
Cash and cash equivalents at beginning of period                    8,232             7,922             2,949
                                                            -----------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $   2,663         $   8,232         $   7,922
                                                            =====================================================

See notes to consolidated financial statements.

                   The National Acme Company and Subsidiary
                  Notes to Consolidated Financial Statements
                      Ten Months Ended July 31, 1995 and
                   Years Ended September 30, 1994 and 1993
                            (Dollars in Thousands)

A. ACCOUNTING POLICIES AND PRACTICES

The National Acme Company (Company) is a second tier subsidiary of Acme-Cleveland Corporation (Acme-Cleveland). The Company's accounting and reporting policies conform to generally accepted accounting principles and to industry practices. Significant accounting policies and practices are described below:

   CONSOLIDATION

   The consolidated financial statements include the accounts of the Company and National Acme Trading Company, its wholly-owned subsidiary. Upon consolidation, all significant intercompany items are eliminated.

   CASH FLOW INFORMATION

   Payments for interest were $25, $78 and $94 in 1995, 1994 and 1993, respectively.

   CASH EQUIVALENTS

   The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. The Company invests excess funds in short-term, interest bearing obligations.

   INVENTORIES

   Finished goods inventory represents component parts and machines available for sale. Inventories are priced at the lower of cost or market. Cost includes material, labor and manufacturing overhead. Supplies and tooling used in production are expensed at the time of purchase and are considered in the inventory burden rate. Inventories valued using the last-in, first-out (LIFO) method comprised 95% and 96% of consolidated inventories at July 31, 1995 and September 30, 1994, respectively. If the cost of all inventories had been determined by the FIFO method, which approximates current cost, inventories at July 31, 1995 and September 30, 1994 would have been greater by $11,553 and $11,311, respectively.

                   The National Acme Company and Subsidiary
           Notes to Consolidated Financial Statements -- Continued

A. ACCOUNTING POLICIES AND PRACTICES--CONTINUED

   During 1994 and 1993, inventory quantities were reduced at certain locations. These reductions resulted in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of current purchases, the effect of which increased net earnings by $78 in 1994, and $61 in 1993. There was no LIFO liquidation in 1995.

   Other accrued expenses include the following:

                                                   JULY 31,     SEPT. 30,
                                                     1995          1994
                                                  -----------------------
         Product liability                        $     700     $     700
         Warranty reserve                               300           300
         Accrued workers' compensation                  425           425
         Other                                          518           358
                                                  -----------------------

         Totals                                   $   1,943     $   1,783
                                                  =======================

PROVISION FOR WARRANTY CLAIMS

Estimated warranty costs are provided at the time of sale of the warranted products.

ACCRUED COMPENSATION

Accrued compensation included accruals for the current portion of unfunded pension costs of $877 and $507 in 1995 and 1994, respectively.

OTHER INCOME

Other income included royalty income of $189, $83 and $44 in 1995, 1994 and 1993, respectively.

                   The National Acme Company and Subsidiary
           Notes to Consolidated Financial Statements -- Continued

A. ACCOUNTING POLICIES AND PRACTICES--CONTINUED

   DEPRECIATION AND AMORTIZATION

   Depreciation of property, plant and equipment is computed by the straight-line method over the estimated useful lives of assets.

   RESEARCH AND DEVELOPMENT EXPENSE

   Research and development expenditures are expensed as incurred and were $182, $234 and $74 in 1995, 1994 and 1993, respectively.

   INCOME TAXES

   The Company adopted Statement of Financial Accounting Standards (SFAS)
   No. 109, "Accounting for Income Taxes," effective October 1, 1993. This accounting statement requires the use of the liability method for income taxes rather than the previously used deferred method. Under the liability method, deferred tax assets and liabilities are determined by the differences between the financial statement amounts of existing assets and liabilities and their respective tax basis. These differences are measured using the tax rate that is presently in effect when the differences reverse. Under the deferred method, deferred income taxes are provided on items recognized in different periods for financial reporting purposes than for income tax purposes. These differences were measured at the effective tax rate in the year of origination.

   In adopting SFAS No. 109, as permitted under the new rules, the Company has elected not to restate the financial statements of any prior years. Adoption of this statement did not effect operations for 1994. See Note C for further discussion.

   DIVIDENDS AND EARNINGS PER SHARE

   Dividends per share and earnings per share information is not provided because the Company was a second tier subsidiary of Acme-Cleveland, and, accordingly, such information is not applicable.

                   The National Acme Company and Subsidiary

A. ACCOUNTING POLICIES AND PRACTICES--CONTINUED

   ENVIRONMENTAL COSTS

   Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated.

B. TRANSACTIONS WITH AFFILIATES

The Company paid Acme-Cleveland's subsidiaries $770, $840 and $831 in 1995, 1994 and 1993, respectively for human resource administration, investment management, tax and legal services provided in those years which costs are included in selling, general, and administrative expense.

Interest income of $86, $29 and $223 in 1995, 1994 and 1993, respectively was recorded pursuant to an intercompany agreement with Acme-Cleveland.

C. INCOME TAXES

As discussed in Note A, the Company adopted SFAS No. 109, "Accounting for Income Taxes," as of October 1, 1993. The cumulative effect from the adoption of this standard had no effect on net earnings. A valuation allowance of $16,441, equal to the net deferred tax asset, was recorded due to recent tax losses and the uncertainty of realizing temporary differences, the benefit of net operating loss carryforwards, capital loss carryforwards and foreign tax
credit carryforwards.   The Company is included in the consolidated tax return
of Acme-Cleveland. Acme-Cleveland's policy, under its tax-sharing agreement, is to allocate income taxes to its subsidiaries on a separate-return basis.

                   The National Acme Company and Subsidiary

C. INCOME TAXES--CONTINUED

Income taxes included in the statements of consolidated operations and retained earnings are as follows:


                                                                                 DEFERRED
                                                     LIABILITY METHOD             METHOD
                                              -------------------------------    --------
                                                 1995                 1994         1993
                                              -------------------------------    --------
Federal:
  Current                                     $      40              $  0          $  0
  Deferred                                          (40)                0             0
                                              -------------------------------    --------
                                                      0                 0             0
State and local:
  Current                                             5                 0             0
  Deferred                                           (5)                0             0
                                              -------------------------------    --------
TOTAL                                         $       0              $  0          $  0
                                              ===============================    ========

At July 31, 1995, the Company had available for federal income tax purposes, net operating loss carryforwards of $1,549 which expires in 2009, and a capital loss carryforward of $669 which expires in 1996. The Company also has a $1,500 alternative minimum tax net operating loss carryforward which expires in 2009 and a $40 alternative minimum tax credit carryforward which can be carried forward indefinitely.

A reconciliation of the statutory federal income tax rate and the effective rate follows:

                                                                                            DEFERRED
                                                               LIABILITY METHOD              METHOD
                                                             --------------------          -----------
                                                              1995          1994              1993
                                                             --------------------          -----------
Statutory federal income tax rate                            34.0%         34.0%              (34.0)%
Effect of:
  Decrease in valuation allowance                           (33.6)        (29.6)                0
  Loss for which no current benefit is available               0              0                34.8
  Other items                                                (.4)          (4.4)              (.8)
                                                             --------------------          -----------
                                                               0%            0%                 0%
                                                             ====================          ===========

                   The National Acme Company and Subsidiary

C.    INCOME TAXES--CONTINUED

For 1993, the provision for deferred income taxes was based on the tax effects of the differences in the timing of income and expense recognition between financial reporting purposes and tax reporting purposes. The components of deferred income taxes are summarized as follows:

                                                                                           Deferred
                                                                                            Method
                                                                                          ----------
                 Health care                                                              $    344
                 Inventory, depreciation, other employee benefits, and reserves deducted for tax returns in periods different than for financial
                   reporting purposes                                                         (373)
                 Elimination of deferred items due to loss carryforwards                        29
                                                                                           --------
                                                                                           $      0
                                                                                           ========

Components of the Company's deferred tax assets and liabilities as of July 31, 1995 and September 30, 1994 are as follows:

                                                                                JULY 31,     SEPT. 30,
                                                                                  1995         1994
                                                                             --------------------------
                 Deferred tax assets:
                   Postretirement benefits                                   $   9,063    $    9,487
                   Pensions                                                      2,442         2,287
                   Inventory                                                       698           734
                   Compensation and other related accounts                         386           329
                   Product liability                                               238           238
                   Workers' compensation                                           145           145
                   State and local property taxes                                  233           196
                   State and local temporary differences and loss
                     carryforwards, net of federal taxes                         1,959         2,045
                   Federal net operating loss carryforward                         527         1,170
                   Foreign tax credit carryforward                                   0            75


                   The National Acme Company and Subsidiary

C.   INCOME TAXES--CONTINUED

                                                                              JULY 31,     SEPT. 30,
                                                                               1995          1994
                                                                          ---------------------------
                    Alternate minimum tax credit carryforward                     40            0
                    Capital loss carryforwards                                   227          312
                    Other                                                        420          314
                                                                           ----------------------
                 Total deferred tax assets                                    16,378       17,332
                 Deferred tax liabilities:
                    Tax over book depreciation                                   175          186
                    Prepaid insurance                                             21            5
                                                                           ----------------------
                 Total deferred tax liabilities                                  196          191
                 Valuation allowance                                         (16,137)     (17,141)
                                                                           ----------------------
                 NET DEFERRED TAX ASSET                                    $      45    $       0
                                                                           ======================

During 1994, the valuation allowance increased by $700 since the adoption of SFAS No. 109 on October 1, 1993. During 1995, the valuation allowance decreased by $1,004 due primarily to the utilization of net operating loss carryforwards and the expiration of capital loss and foreign tax credit carryforwards.

D.   CREDIT AGREEMENTS AND BORROWINGS

The Company financed the construction of the Fremont facility with proceeds received from the sale of Industrial Development First Mortgage Revenue Bonds issued by state and local municipalities. In connection with this bond, the Company entered into a lease agreement under which ownership of the facility transferred to the state and municipalities. Since the Company has the right to reacquire the facility for a nominal amount at the expiration of the lease term, the transaction has been recorded as a capitalized lease obligation by recording the facility and indebtedness as assets and liabilities of the Company. Long-term debt represents the industrial revenue bonds with interest rates ranging from 2.7% to 7.1% maturing in annual installments of $340 in 1995 and $365 in 1996.

                   The National Acme Company and Subsidiary

D.   CREDIT AGREEMENTS AND BORROWINGS--CONTINUED

LONG-TERM CREDIT FACILITY

Acme-Cleveland has a credit agreement with certain banking institutions which permit borrowings up to $12,000 (no amounts were outstanding at either July 31, 1995 or September 30, 1994). Related to this agreement, the banking institutions have a first security interest in all domestic accounts receivable, inventory and equipment of the Company.

E. PENSION AND PROFIT SHARING

The Company has non-contributory defined benefit plans covering most employees. Plans sponsored by Acme-Cleveland for most salaried employees of the Company provide pay-related benefits based on years of service. Plans for hourly and certain salaried employees provide benefits based on flat-dollar amounts and years of service. The Company complies with federal funding requirements.
Plan assets include marketable equity securities, money market funds, and other fixed income securities.

A summary of the components of net periodic pension cost is as follows:

                                                                        JULY 31,          SEPTEMBER 30,
                                                                         1995          1994         1993
                                                                       ------------------------------------

            Service cost benefits earned during the period             $   373        $   398       $   374
            Interest cost on projected benefit obligation                2,203          2,583         2,672
            Actual return on plan assets                                (1,850)          (120)       (3,201)
            Net amortization and deferral                                  344         (2,208)          787
                                                                       ------------------------------------
            NET PENSION COST OF DEFINED BENEFIT PLANS                  $ 1,070        $   653       $   632
                                                                       ====================================

                   The National Acme Company and Subsidiary

E.    PENSION AND PROFIT SHARING--CONTINUED

The following table sets forth the funded status and amounts recognized in the Company's balance sheet for its defined benefit plans:

                                                                           JULY 31,      SEPTEMBER 30,
                                                                            1995             1994
                                                                          ----------------------------
                ACTUARIAL PRESENT VALUE
                  Vested accumulated benefit obligation                   $  33,689        $   33,081
                                                                          ===========================
                  Nonvested accumulated benefit obligation                $   1,039        $      914
                                                                          ===========================

                Projected benefit obligation                              $  35,077        $   34,078
                Fair value of plan assets                                    27,201            26,116
                                                                          ---------------------------
                EXCESS OF PROJECTED BENEFIT OBLIGATION
                  OVER FAIR VALUE OF PLAN ASSETS                              7,876             7,962

                Unrecognized net asset at transition to
                  SFAS No. 87, net of amortization                              150               156
                Unrecognized net loss                                        (6,564)           (6,763)
                Unrecognized prior service cost                                (166)             (191)
                Additional minimum liability                                  6,231             6,498
                                                                          ---------------------------
                ACCRUED PENSION COST                                      $   7,527        $    7,662
                                                                          ===========================

The following table sets forth the assumptions used to determine the projected benefit obligation at July 31, 1995 and September 30, 1994:

           Discount rate                                        7.75%
           Rate of increase in future compensation levels       4.50%
           Long-term rate of return on plan assets              9.00%

The Company's minimum additional pension liability of $6,231 and $6,498 consists of intangible assets of $173 and $215 and reductions of shareholder's equity of $6,058 and $6,283 at July 31, 1995 and at September 30, 1994, respectively.

                   The National Acme Company and Subsidiary

E.   PENSION AND PROFIT SHARING--CONTINUED

The Company has defined contribution retirement plans that cover its eligible employees. The purpose of these defined contribution plans is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. The Company's matching contributions to the plans were $98, $98 and $79 in 1995, 1994 and 1993, respectively.

F.    NONPENSION POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

In addition to providing pension benefits, the Company provides health care insurance benefits for certain of its retired employees.

Effective October 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS No. 106, the Company is required to accrue the estimated cost of retiree benefit payments, other than pensions, during employees' active service period. The Company previously expensed the cost of these benefits as claims were paid. These costs were $2,362 in 1993.

The Company elected to recognize this change in accounting on the immediate recognition basis. The cumulative effect of adopting SFAS No. 106 was an increase in accrued postemployment benefits and a decrease in 1994 net earnings of $24,343. Certain plan amendments to benefits and revisions to actuarial assumptions made in 1994 reduced the actuarial present value of accumulated plan benefits from $26,948 at September 30, 1994 to $18,999 at July 31, 1995.

                   The National Acme Company and Subsidiary

F.   NONPENSION POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS--CONTINUED

In addition to the cumulative effect, the Company's 1995 and 1994 postretirement health care costs under the new method consisted of the following components:

                                                                             1995          1994
                                                                          ------------------------
             Service cost benefits earned during the period               $      29      $      42
             Interest cost on accumulated postretirement benefit
               obligations                                                    1,196          2,040
             Net amortization of items other than transition
               obligation                                                      (661)             0
                                                                          ------------------------
             NET PERIODIC POSTRETIREMENT BENEFIT COSTS                    $     564      $   2,082
                                                                          ========================

The Company continues to fund these benefit costs on a pay-as-you-go basis, with the retiree, in most instances, paying a portion of the costs.

Summary information for the Company's plans is as follows:

                                                                             JULY 31,      SEPT. 30,
                                                                              1995           1994
                                                                          ---------------------------
             Accumulated postretirement benefit obligation (APBO):
               Retirees                                                   $   17,361       $  25,164
               Active participants eligible to receive benefits                  397             514
               Other active plan participants                                  1,241           1,270
                                                                          ---------------------------
                                                                              18,999          26,948
               Unamortized gain                                                7,565             836
                                                                          ---------------------------

             TOTAL ACCRUED COST                                           $   26,564       $  27,784
                                                                          ===========================

             CURRENT PORTION OF ACCRUED COST                              $    2,123       $   2,917
                                                                          ===========================

                   The National Acme Company and Subsidiary

F.    NONPENSION POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS--CONTINUED

The discount rate used in determining the APBO was 7.75% in 1995 and 1994. The assumed health care cost trend rate used in measuring the APBO was an average of 12.25% in 1995 and 1994, declining to an ultimate rate of 6% in 2004 and thereafter.

If the health care cost trend rate assumptions were increased by 1%, the APBO as of July 31, 1995 would increase by 5%. The effect of this change on service and interest cost for 1995 would be an increase of 4%, or approximately $50.

Effective October 1, 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement establishes financial accounting and reporting for the cost of benefits provided to former or inactive employees after employment but before retirement. Prior to 1994, the cost of such benefits was recorded at the time of the event giving use to the benefit. The adoption resulted in a $119 cumulative effect charge to net earnings.

G.   LEASES

The Company leases certain machinery and equipment used in manufacturing and warehousing operations.

Future minimum lease payments and non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at July 31, 1995:

          1996                                                    $ 6
          1997                                                      1
                                                                  -----
          TOTAL MINIMUM LEASE PAYMENTS                            $ 7
                                                                  =====

The total rental expense for all operating leases charged to operations was $101, $131 and $141 in 1995, 1994, and 1993, respectively.

(b)     PRO FORMA FINANCIAL INFORMATION:

The following pro forma information is absed on historical balance sheet data of the Company and National Acme as of July 31, 1995. The unaudited pro forma combined results of operations for the three months ended October 31, 1995, and for the year ended July 31, 1995, have been prepared based on the individual statements of the Company and National Acme as if the Acquisition had taken place on August 1, 1995 and 1994, respectively.

In preparing the unaudited pro forma results of operations and balance sheet data, adjustments were made to the historical financial statements under the assumptions set forth in the accompanying notes thereto. The pro forma results are not necessarily indicative of what would have been obtained if the operations had been combined during fiscal 1996 and 1995, nor are they necessarily indicative of the results that may occur in the future.

                             Pro Forma Balance Sheet
                               As of July 31, 1995


                                                   DeVlieg-         National
                                               Bullard, Inc.            Acme          Adjustments           Combined
                                                                                                           (unaudited)
Cash                                               $    415          $ 2,663          ($ 2,660)a             $    418
Accounts receivable, net                             11,148            4,993                                   16,141
Inventories, net                                     22,421            5,497             8,553 b               36,471
Receivable from affiliate                                 -            4,099            (4,099)a                    -
Other current assets                                  2,337               77                                    2,414
                                                    -------          -------                                 --------
  Total current assets                               36,321           17,329                                   55,444
Property, plant and equipment                         6,876            2,317             5,336 c               14,529
Other assets                                         23,035              833            27,949 h               51,817
                                                    -------          -------                                 --------
  Total assets                                      $66,232          $20,479                                 $121,790
                                                    =======          =======                                 ========

Accounts payable                                    $ 6,520          $ 2,099                                 $  8,619
Accrued expenses and other
  current liabilities                                 4,706            9,563                                   14,269
Revolving credit agreement                           12,115                -             7,584 d               21,199
                                                                                         1,500 e
Current portion of long-term debt                     2,149              340               600 d                3,089
                                                    -------          -------                                 --------
  Total current liabilities                          25,490           12,002                                   47,176
Long-term debt                                       13,639              365             1,900 d               14,154
                                                                                        (1,750)f
Postretirement benefit obligation                     5,022           24,510            (2,703)g               26,829
Other noncurrent liabilities                          1,511            6,757             3,043 g               11,311
                                                    -------          -------                                 --------
  Total liabilities                                  45,662           43,634                                   99,470
Stockholders' equity
  Common stock                                          123                -                                      123
Additional paid-in capital                           32,299           65,552           (65,552)a               34,049
                                                                                         1,750 f
Excess purchase price over net
  assets from the Services Group
    acquisition                                     (16,358)               -                                  (16,358)
Pension adjustment                                        -           (6,058)            6,058 g                    -
  Retained earnings                                   4,663          (82,649)           82,649 a                4,663
  Cumulative translation adjustment                    (157)               -                                     (157)
                                                    -------          -------                                 --------
  Total stockholders' equity                         20,570          (23,155)                                  22,320
                                                    -------          --------                                --------
  Total liabilities and stockholders'
    equity                                          $66,232          $20,479                                 $121,790
                                                    =======          =======                                 ========


Assumptions used in pro forma balance sheet:
a     Eliminate intercompany and equity accounts of National Acme.
b To adjust inventory values to estimated fair market values as of the purchase and adjust estimated excess and obsolete reserves.
c To adjust property, plant and equipment to fair market value based on appraisals.
d To record additional debt for the refinancing of the senior credit agreement and for the purchase of National Acme and other refinancing and acquisition costs.
e     To accrue for the estimated purchase price adjustment.
f     To record the issuance of stock purchase warrants valued at $1,750.
      These warrants were recorded as additional discount to the subordinated debt.
g To adjust postretirement benefit and pension obligations based on actuarial estimates.
h To record excess of purchase price over assets acquired, deferred taxes, non-compete agreement and closing costs. The deferred tax asset was $10,115, calculated based on temporary differences related to National Acme that are expected to reverse in the future, primarily the postretirement benefit obligation and pension liability, offset by the effects of LIFO inventory and other reserves, at a combined federal and state tax rate of 39%.

                         Pro Forma Results of Operations
                   For the Three Months Ended October 31, 1995

                                                    DeVlieg-         National
                                                  Bullard, Inc.          Acme      Adjustments               Combined
Net sales                                           $21,375           $8,484                                  $29,859
Cost of sales                                        15,508            5,952               268 a               21,876
                                                                                           148 b
                                                   --------           ------                                  -------
  Gross profit                                        5,867            2,532                                    7,983
Operating expenses                                    4,283            1,661              (138)c                5,806
                                                   --------           ------                                  -------
  Operating profit                                    1,584              871                                    2,177
Litigation expense                                    2,600                -                                    2,600
Other (income)/expense                                   70              (42)               46 c                   74
                                                   --------           ------                                  -------
  Earnings before interest and taxes                 (1,086)             913                                     (497)
Interest expense                                        846               11               373 d                1,230
                                                   --------           ------                                  -------
  Earnings before taxes                              (1,932)             902                                   (1,727)
Income taxes                                           (812)               -                86 e                 (726)
                                                   --------           ------                                  -------
  Net income                                       ($ 1,120)          $  902                                  ($1,001)
                                                   ========           ======                                  =======
Income (loss) per common share                       ($0.08)                                                   ($0.07)
                                                   ========                                                   =======
Weighted average common shares
  and equivalents outstanding                        13,551                                629 f               14,180
                                                   ========                                                   =======


                         Pro Forma Results of Operations
                    For the Twelve Months Ended July 31, 1995


                                             DeVlieg-                                    Adjust-
                                         Bullard, Inc            NationalAcme             ments              Combined
                                                                 ------------
                                                            10 months     2 months

Net sales                                     $78,150         $30,675       $6,044                           $114,869
Cost of sales                                  55,995          22,185        4,773         898  a              84,441
                                                                                           590  b
                                              -------         -------       ------                           --------
  Gross profit                                 22,155           8,490        1,271                             30,428
Operating expenses                             16,912           6,288        1,286        (550) c              23,936
                                              -------         -------       ------                           --------
  Operating profit                              5,243           2,202          (15)                             6,492
Nonrecurring item                               1,500               -            -                              1,500
Other (income)/expense                            338            (541)        (174)        488  c                 111
                                              -------         -------       ------                           --------
  Earnings before interest and taxes            3,405           2,743          159                              4,881
Interest expense                                2,594              42           12       1,600  d               4,248
                                              -------         -------       ------                           --------
  Earnings before taxes                           811           2,701          147                                633
Income taxes                                     (582)              -            -         (75) e                (657)
                                              --------        -------       ------                           --------
  Net income                                  $ 1,393         $ 2,701       $  147                           $  1,290
                                              =======         =======       ======                           ========
Income (loss) per common share                $  0.11                                                           $0.09
                                              =======                                                        ========
Weighted average common shares
  and equivalents outstanding                  13,257                                      696  f              13,953
                                              =======                                                        ========


Assumptions used in pro forma results of operations:
a     To amortize intangible assets over their respective lives.
b To record additional depreciation expense on the write-up of property, plant and equipment to their fair market values; real estate of $2,775 over 20 years, machinery and equipment of $4,057 over 20 years and furniture and fixtures of $221 over 5 years.
c To eliminate intercompany charges from previous parent company and to eliminate interest income.
d To record additional interest expense for the increases in debt balances and the effects of refinancing the senior credit facility and the issuance of the junior subordinated debentures. The interest amount was calculated using the increase in borrowings for the acquisition ($10,487), plus closing costs of approximately $1,000 at a rate of 9%. In addition, the amount includes additional interest on the outstanding debt during all periods presented at the higher rates provided for under the new senior credit facility, as well as the impact of the rate increase on the junior subordinated debentures, the amortization of the additional debt discount and the amortization of various fees. A 1/8% change in the interest rates would have changed the variable portion of interest expense by $7 and $27 for the three months ended October 31, 1995 and twelve months ended July 31, 1995, respectively.
e To record tax expense on the results of operations of National Acme and the above transactions.
f     To record additional shares issued for stock purchase warrants.

(C)      EXHIBITS*:

2.1 Stock Purchase Agreement among Acme-Cleveland Corporation, AC Intermediate Company and DeVlieg-Bullard, Inc., dated September 7, 1995 (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this agreement are omitted, but will be provided supplementally to the Commission upon request.) Incorporated by reference to Exhibit 10.44 of the Company's Annual Report on Form 10-K for the year ended July 31, 1995.

10.1 Financing and Security Agreement dated October 23, 1995, between the CIT Group/Business Credit, Inc. and DeVlieg-Bullard, Inc.

10.2 Revolving Loan Pomissory Note dated October 23, 1995, in the principal amount of $5,000,000 between the CIT Group/Business Credit, Inc. and Devlieg-Bullard, Inc.

10.4 First Amendment to Investment Agreement dated October 23, 1995, among Banc One Capital Partners Corporation, PNC Capital Corp., Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II, Charles E. Bradley, Sr., John G. Poole and DeVlieg-Bullard, Inc.

10.5 Debenture in the original principal amount of $2,500,000 issued October 23, 1995, by DeVlieg-Bullard, Inc., to Charles E. Bradley, Sr.

10.6 Debenture in the original principal amount of $1,500,000 issued October 23, 1995, by DeVlieg-Bullard, Inc., to John G. Poole

10.7 Class A Stock Purchase Warrant issued by DeVlieg-Bullard, Inc. on October 23, 1995, to Charles E. Bradley, Sr. (the "Bradley Class A Warrant") for the right to purchase 52,083 shares of the Company's common stock. In addition, the Company issued the following additional Class A Stock Purchase Warrants, which were substantially identical to the Bradley Class A Warrant, except as to the holder and number of shares subject to the warrant:

                                                                                Number of Shares
                  Holder                                                       Subject to Warrant
                  ------                                                       ------------------
                  John G. Poole                                                            31,250
                  Charles E. Bradley, Sr.                                                 104,166
                  John G. Poole                                                            62,500
                  Banc One Capital Partners Corporation                                   166,667
                  PNC Capital Corp.                                                       166,667
                  Allied Capital Corporation II                                            21,250
                  Allied Investment Corporation II                                         81,250
                  Allied Investment Corporation                                           147,501

10.8 Class B Stock Purchase Warrant issued by DeVlieg-Bullard, Inc. dated October 23, 1995, to PNC Capital Corp. (the "PNC Warrant") for the right to purchase a presently indeterminable number of shares of the Company's common stock. In addition, the Company issued substantially identical Class B Stock Purchase Warrants to each of Banc One Capital Partners Corporation, Allied Investment Corporation, Allied Investment Corporation II and Allied Capital Corporation II.

10.9 Class C Stock Purchase Warrant issued by DeVlieg-Bullard, Inc. dated October 23, 1995, to PNC Capital Corporation (the"PNC Class C Warrant") for the right to purchase 250,000 shares of the Company's common stock. In addition, the Company issued the following additional Class C Stock Purchase Warrants, which are substantially identical to the PNC Class C Warrant, except as to the holder and number of shares subject to the warrant:

                                                                                 Number of Shares
                  Holder                                                       Subject to Warrant
                  ------                                                       ------------------
                  Charles E. Bradley, Sr.                                                156, 250
                  John G. Poole                                                            93,750
                  Banc One Capital Partners Corporation                                   250,000

10.10 Credit Support Agreement dated October 23, 1995, between DeVlieg-Bullard, Inc., and CPS Holdings, Inc.

10.11 First Amendment to Registration Rights Agreement dated October 23, 1995, among Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II, Banc One Capital Partners Corporation, PNC Capital Corp., Charles E. Bradley, Sr., John
         G. Poole and DeVlieg-Bullard, Inc.


-----------
* Previously filed.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                     DeVlieg-Bullard, Inc.
                                                     ----------------------
                                                     (Registrant)



Date:  June 23, 1977                            By:  /s/ Lawrence M. Murray
       ----------------                              ----------------------
                                                     Vice President and Chief
                                                     Financial Officer